Exhibit (c)(9)
PROJECT SWINGSET Presentation to the Special Committee of the Board of Directors January 13, 2008 evercore partners
Confidential

Table of Contents
Confidential
Transaction Overview Section I Historical Stock Price Performance and Trading Activity II
Historical and Projected Financial Summary III
Overview of Valuation IV Appendix Other Information evercore partners

These Materials haw been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Bright Horizons family Solutions, Inc. (“Swingset” or the “Company “) to whom such materials are direct/.)’ addressed and delivered and may not be used or relied upon for any purpose other than as specifically con fen/plated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Company and I or other potential transaction participants, from public sources or othenwse reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared ly or reviewed with the management of the Company and/or other potential transaction participants or obtained’from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained front public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company, These materials are not intended to provide the sole basis for evaluating, and should not lie considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or /o purchase any security in connection therewith. Evercore assumes no obligation to update or ofhennise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to fax matters were neither written nor intended ly Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penal ties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. evercore partners

I. Transaction Overview

Confidential
Transaction Profile
($ in millions, except per share data)
The purpose of this presentation is to provide the Special Committee of the Board of Directors of Bright Horizons Family Solutions, Inc. (“Swingset” or the “Company”) with a summary of our analyses underlying our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of the Company Common Stock that are affiliates of Parent and the Rollover Holders), of the cash consideration to be received by such holders in connection with the proposed transaction. Transaction Value Financial Summary <[3]> Offer Price per Share Implied Transaction Multiples $48.25 Times: Fully diluted shares outstanding (mm) (l> 27.2 Equity Market Value $ 1 ,31 5 Plus: Net Debt (Cash) p) M Total Enterprise VaSue $1,318 — LTM 2006 2007E 2008E Ql 2008E
Revenue $697.9
$775. 1 $853.0 $789.0
% Growth H.l% 10.1% 9.8% EB1TDA $90.5
S103.2 $118.8 $105,4 % Margin 13.0% 13.3% 13.9% 13.4% EBITDAE’[1]” $94.1 $107.9 $123.8
$110.2 % Margin 13.5% 13.9% 14.5% 14.0% Net Income $41 .7 $45.5 $53.5
$46.5 % Margin 6.0% 5.9% 6.3% 5.9% LTM 2007E 2008E Ql 2008E TEV/Rcvenue 1.7x l.Sx L7x TEV/EBITDA 12.8 11. 1 12.5
TEV/EB1TDAE 12.2 10.6 12.0 P/E 28.5 24.5 28.0
(1) Fully diluted shares outstanding calculated using the treasury method and based on shares outstanding as of 12/19/07 and current options outstanding as provided by Company management. (2) Net debt (net cash) estimated as of 03/3!/OS per Company management. (3) Management Projections, as provided so prospective buyers, were provided by management of the Company. (4) Excludes non-cash equity expense.
evercore partners4

Transaction OverviewConfidential Evercore Evaluation Process b In connection with rendering our opinion, we have, among other tilings: — Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant; — Reviewed certain historical and projected non-public financial statements and other historical and projected non-public financial and operating data relating to the Company prepared and furnished to us by management of the Company; — Discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections); - Reviewed the reported prices and the historical trading activity of the common stock of the Company; — Compared certain financial information of the Company with similar, publicly-available information for certain publicly-traded companies that we deemed relevant; — Reviewed the financial terms, to the extent availabkj of certain transactions that we deemed relevant; — Reviewed a draft of the Agreement dated January 12, 2008; and — Performed such other analyses and examinations and considered such other factors that we deemed appropriate
h For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor · For purposes of rendering our opinion, members of the management of the Company have provided us certain financial projections (the “Management Projections”) — With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby h The full text of our opinion provided with this presentation sets forth assumptions made, matters considered and limitations on the review undertaken in conjunction with the opinion. You are urged to read the opinion carefully and in its entirety evercore partners s

II. Historical Stock Price Performance and Trading Activity evercore partners

Historical Stock Price Performance and Trading Activity
Confidential
Swingset Share Price Performance: Last Two Years
o o o - 1,500 ‘« J3 “o > 07/26/07: Announces Q2 EPS of $0.47, exceeding consensus estimate of S0.46
0) .« *G ft. <u i-t « Efi
$50 “I
$45 - $40 - $35 - $30 -
Offer Premium/(Discount) I Day 1 Month 3 Months 6 Months 1 Year 2 Years Average Share Price Prem./ (Disc.) —— —
S32.79 35.01 37.08 47.1% 37.8% 30.1% 39.46 39.11 38.63 22.3% 23.4% 24.9% —— —
07/26/07: Announces Q2EPSofS0.40, exceeding consensus estimate of 50.37 04/26/06: Announces Ql EPS of S0.36, exceeding consensus estimate oFS0.34 Proposed Offer Price: $48.25 02/15/07: Announces Q4 EPS of $0.41, exceeding consensus estimate of $0.39, and forecast 2007 earnings of SI.77 to SI.82 10/26/06: Announces as-expected Q3 EPS of SO.37 and lower than expected revenue; lowers full-year revenue growth guidance to 11-12% from previous guidance of 13-14%
05/31/07: Australian media reports that Swingset might be a takeover target of ABC Learning Centres
10/17/07: Cuts Q3 EPS forecast from $0,41 toS0.38 - 3,000 - 2,000 - 2,500 -1,000 L 500
$25 01/12/06
06/06/06 10/30/06 03/25/07 08/18/07
0 01/11/08 Source: FactSut, Company press rdrassrs ami industry news sources. evercore partners

Historical Stock Price Performance and Trading Activity Confidential
Swingset Trading Multiple Analysis Upon Q3 Earnings Announcement
Sse<f3)
14.0x -i 3 Month Prior Average: 11.8x 3 Month Post Average: 11.2x 14.0.x -, 3 Month Prior Average: 10. fix
Average Since: 9.4x
12,0x - lO.Ox - 8.0x
13.0x
10/26/06
lUx
12.0x - 10.0* - S.Gx ll.Gx .^ft^Jl\ 10/17/07
a.gx
24.8x
36.0X -, 32.0x -28.Ox -24.0x -20.0X -16.0x
3 Month Prior Average: 26.8x 3 Month Post Average: 25.2x
10/26/06
32.0x -i
28.0x - 24.0x” - 20.0x - 16.0x
3 Month Prior Average: 23.6x
Average Since: 21.3x 26.0x ^ 10/17/07
19.4x
Source: FactSet, Fur the purposes of tl^is analysis, the forward EBITDA multiple is based on a multiple nf the estimated current full-year financial pcrfnrmimcc. evercore partners

Historical Stock Price Performance and Trading Activity
Confidential
Swingset 3»Year Trailing EBITDA Multiple
IS.Ox -i IG.Ox - 14.0x - 12.0x - lO.Ox -
Current — 01/11/08
Offer Price (1) Average Last 1 Year (01/12/07 — 01/11/08) Last 2 Years (01/12/06 — 01/11/08) Last 3 Years (01/12/05 - 01/11/08) 2007 2006 2005
8,8x 12.8
10.8 11.5 12.4 10.8 12.2 14.3
8.8x
8.0x Jan-OS
JuI-05 Jnn-06 Jul-Ofi Jan-07 Jul-07 Jan-08
Source: FactSet. (1) “Hie Offer Price trailing HB1TDA multiple is based on the estimated 2007E EBITDA, as provided by Company management in the Management Projections. evercore partners

Historical Stock Price Performance and Trading Activity
Confidential
Swingset 3-Year Historical Forward P/E
40.0x 35.0x - 30.0x 25.Ox - 20.0x
Current — 01/11/08
Offer Price {l> Average Last 1 Year (01/12/07 — 01/11/08) Last 2 Years (01/12/06 — 01/11/08) Last 3 Years (01/12/05 - 01/11/08) 2007 2006 2005
16.8x
24.5 20.8 22.2 24.2 20.9 23.8 28.1 15.0x Jan-OS
Jul-05 Jan-06 JuI-06 Jan-07 Jul-07 Jan-08
Source: FactSet. (I) ‘Die Offer Price forward P/IJ multiple is based on the estimated 2008E EPS, as provided by Company management in the Management Projections. evercore partners
10

Historical Stock Price Performance and Trading Activity
Confidential
Swingset 3-Year Historical Forward P/E/G
1.8x n l.Gx- 1.4x- 1.2x - l.Ox-
Current — Ol/H/08
Offer Price “> Average Last 1 Year (01/12/07 — 01/11/08) Last 2 Years (01/12/06 — 01/11/08) Last 3 Years (01/12/05 - 01/11/08) 2007 2006 2005
0.9x 1.2
1.1 1.1 1.2 1.1 1.2 1.4
0.9x
O.Sx Jan-OS
Jul-05 Jan-06 Jul-06 Jan-07 Jul-07 Jan-08
Source: FactSes. (!) Tlic Offer Price forward P/E/G ratio is based on the esumaicd 2008E EPS and the 5-ymr net income growth rale provided by Company management in the Management Projections. evercore partners
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Historical Stock Price Performance and Trading Activity
Confidential
Indexed Share Price Performance 120 -
o o ·o g CJ -o
200
180 160 140 100 80 - 60
| | | % Change — 6 Months 1 Year 2 Years —— —— —
| | | Swiiigset (22.0%) (15.0%) (17.2%) Prc-K-1 2 Schools/Centers <” (28.9%) (38.3%) (32,3%) For-Profit Colleges pl 14.0% 62.4% 57.8% S&P 500 (9.5%) (2.1%) 8.9% NASDAQ (9.7%) (2.5%) 5.3% Russell 2000 (17.6%) (11.3%) (0.3%) —— —— —— —
120 -i
1 100 ·d g V 1 80 60
Swings ct
ABC Learning Nobel Learning
% Change (22.0%)
(32.8%)
(7.6%)
01/12/06 “Swtnjjsct -5&PSOU
01/11/07
Ptc-K-12 Schools/Censers (J) NASDAQ
01/11/08
- For-Profil Colleges (2) -HuBstllZOOO
07/12/07 -Swingsel A&C Lcflrnirtfi — Niibe! Learning 01/11/08
Sourer Factsct. (1) Prc-K-12 Schools/Ccniirrs Group includes ABC ix^rning and Nr>bc! Lcnrninj;. (2) Fur-Profit Colleges Group includes Apollo Group, Gipdh* Education, Career Education, Corinthian Colleges, DcVry, ITT llducntionnJ Scmccs, I Jncoin liducatJonui Sen-ices, Stnycr Education and UnivcrsnJ Technical Institute. evercore partners
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III. Historical and Projected Financial Summary evercore partners Historical and Projected Financial Summary

Historical and Projected Financial Summary

Confidential

Historical Financial Summary

($ in millions)

Revenue


5-Year CAGR: 13.7%
$1,000
$800
$600
$400
$200
$0
$408
$473
$552
$625
$698
$775
2002
2003
2004
2005
2006
2007E (1)

EBITDA


5-Year CAGR: 23.4%
$125
$100
$75
$50
$25
$0
$36
$46
$59
$75
$91
$103
2002
2003
2004
2005
2006
2007E

Net Income


5-Year CAGR: 24.3%
$50
$40
$30
$20
$10
$0
$15
$20
$27
$37
$42
$46
2002
2003
2004
2005
2006
2007E

Capital Expenditures (2)


5-Year CAGR: 12.8%
$100
$80
$60
$40
$20
$0
$32
$36
$34
$71
$57
$58
2002
2003
2004
2005
2006
2007E

Source: Company management.
(1) Includes partial year revenue from UAW contract and forecasted center closings.
(2) Includes acquisition spending.

EVERCORE PARTNERS

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Historical and Projected Financial Summary
Confidential
Historical Financial Summary (cont’d)
16.0% 9.6% 11.1% 8.8%
20.0% -i 15.0% - 10.0% - 5.0% - 13.3% 15.0% 13.0% 11.0% 9.0% 7.0% 5.0% 13.0% [13]‘3% 2003 2004 2005 2006 2007E 2002 2003 2004 2005 2006 2007E
7.5%
10.0% -
8.0% “
5.9% 6.0% 5.9%
no/ — 5 0% • *— -o- — .U /D 4.2% _^~— -^~ 3.8% “I^i-~~~~~~~^’’^ 4.0% — *- ‘ *” 2.0% - — 0.0% “i i i i — i...............................
15.0% 12.0% 9.0% 6.0% 3.0% 0.0% 11.3%
2002 2003 2004 2005 2006 2007E
2002 2003 2004 2005 2006 2007E
Source: Corn piny mnnagirmcnt. (1) Includes partial year revenue from UAW contract and forecasted center closings. (2} Includes acquisition spending. evercore partners
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Historical and Projected Financial Summary
Confidential
Management Projections Summary
($ in millions)
2007E $1,500 -i $1,000 $500 $0
5-Year CAGR: 12.5%
$853 $966 $775 sIM^ 2009E 2008E 2007E’
$1,093
2010E
$1,235
2011E
$1,396
2012E
$250
$200 $150 $100 $50 $0
5-Year CAGR: 16.1%
$140 $103 2009E 2008E
$164
2010E
$189
2011E
$217
2012E
$125 i 5-Year CAGR: 19,7% 1 —
$100 — $95
$80 JIH
S75 — $66 ^^^^
$53 *1HIII s^^^
$50 — $46 ^^^i^ I§^P
$25 — ilii
c»n
$112 $100
$80 $60 $40 $20 $0
| | 5-Year CAGR: 7.7% —
| |
$58 $59 SCO
Illi ^illlp
Illi jjl
^ifi-il IHI —— —
$84
$75 $73 i^^t*
ji%z^
illi ^p
111 S -— -
2007E 2008E 2009E
2010E 2011E 2012E 2007E 2008E 2009E 2010E 2011E 2012E
Source: Company management, as provided id prospective buyers, (!) Includes partial year revenue from U/\W contract and forecasted censer closings. (2) Includes acquisition spending. evercore partners
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Historical and Projected Financial Summary
Confidential
Management Projections Summary (cont’d)
11.1%
20.0% i 15.0% - 10.0% - 13,3% 13.0% 13.0% —$ ....... 4.
16.0% 15.0% “ 14.0% -13.0% - 13.3% 13.9% 14.5% 15.0% 15.3% 15.6%
5.0% -
12.0%
2007E”’ 2008E 2009E 2010E 2011E 2012E
2007E 2008E 2009E 2010E 2011E 2012E
63% 5.9%
10.0% 8.0% 6.0% -4.0% -2.0% -0.0%
6.9% 7.3% 7.7% 8.0%
15.0% -
12.0% -
9.0% — T. ™% 6.2% [6]‘8%
6.0% — ~~~~~^~-~ — ~___^___— — — •*——. _
3.0% -
a fin/
5.9% 6.0%
2007E 2008E 2009E 2010E 2011E 2012E
2007E 2008E 2009E 2010E 201IE 2012E
Source: Company management, as provided to prospective buyers, (?) Includes piirtk! year revenue from UA\V contract and forecasted center closings. (2) Includes acquisition spending. evercore partners
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Historical and Projected Financial Summary

Confidential

Projected Revenue By Business

($ in millions)

Net Base Center Revenue (pre-2008 openings)



5-Year CAGR: 3.9%
$1,000
$800
$600
$400
$200
$0
$762
$807
$848
$878
$901
$923
2007E (1)
2008E
2009E
2010E
2011E
2012E
% Growth
9.6%
6.0%
5.1%
3.5%
2.6%
2.5%

New Center Revenue (2008E+ openings)



5-Year CAGR: NA
$500
$400
$300
$200
$100
$0
$0
$26
$89
$177
$286
$414
2007E
2008E
2009E
2010E
2011E
2012E
Organic
Acquisition
Transition
% Growth
NA
244.9%
97.6%
61.8%
44.8%
# of Centers
52
56
62
68
75

BUCA Revenue (2)



5-Year CAGR: 39.1%
$60
$40
$20
$0
$7
$12
$18
$25
$32
$37
2007E
2008E
2009E
2010E
2011E
2012E
% Growth
69.3%
50.8%
39.0%
25.6%
16.9%

College Coach Revenue



5-Year CAGR: 25.0%
$60
$40
$20
$0
$7
$9
$11
$13
$17
$21
2007E
2008E
2009E
2010E
2011E
2012E
% Growth
25.0%
25.0%
25.0%
25.0%
25.0%

Source: Company management, as provided to prospective buyers.
(1) Includes partial year revenue from UAW contract and forecasted center closings.
(2) Includes incremental revenue in consortium backup or full-service centers.

EVERCORE PARTNERS
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Historical and Projected Financial Summary

Confidential

Projected New Center Growth

($ in millions)

Revenue

	2007E	2012E	CAGR	$ Change	% Total Δ
Net Base Center [1]	$762	$923	3.9%	$162	26.1%
New Center - Organic	0	240	NA	240	38.7%
New Center - Acquisition	0	115	NA	115	18.5%
New Center - Transition	0	59	NA	59	9.6%
Subtotal -- New Center	0	414	NA	414	66.7%
BUCA [2]	7	37	39.1%	30	4.8%
College Coach	7	21	25.0%	14	2.3%
Management Adjustment	(0)	0	NA	0	0.1%
Total Revenue	**$775**	**$1,396**	**12.5%**	**$620**	**100.0%**

Center Profit

	2007E	2012E	CAGR	$ Change	% Total Δ
Net Base Center [1]	$149	$208	6.9%	$59	39.3%
New Center - Organic	0	29	NA	29	19.2%
New Center - Acquisition	0	25	NA	25	17.0%
New Center - Transition	0	13	NA	13	8.6%
Subtotal -- New Center	0	67	NA	67	44.7%
BUCA [2]	3	17	46.3%	15	10.0%
College Coach	4	13	25.5%	9	5.9%
Management Adjustment	(0)	0	NA	0	0.1%
Total Center Profit	**$156**	**$305**	**14.4%**	**$149**	**100.0%**

	2002	2003	2004	2005	2006	2007E	2008E	2009E	2010E	2011E	2012E
New Center Additions											
Organic	26	21	16	15	23	27	34	36	38	41	44
Acquisition	53	27	17	45	19	4	10	12	15	17	21
Transition	8	12	27	12	7	8	8	8	9	10	10
Total	87	60	60	72	49	39	52	56	62	68	75
New Center Additions - % Growth											
Organic		(19.2%)	(23.8%)	(6.3%)	53.3%	17.4%	25.9%	5.9%	5.6%	7.9%	7.3%
Acquisition		(49.1%)	(37.0%)	164.7%	(57.8%)	(78.9%)	150.0%	20.0%	25.0%	13.3%	23.5%
Transition		50.0%	125.0%	(55.6%)	(41.7%)	14.3%	0.0%	0.0%	12.5%	11.1%	0.0%
Total		(31.0%)	0.0%	20.0%	(31.9%)	(20.4%)	33.3%	7.7%	10.7%	9.7%	10.3%

Source: Management Projections, as provided to prospective buyers, were provided by management of the Company.
(1) Includes partial year revenue from UAW contract and forecasted center closings.
(2) Includes incremental revenue in consortium backup or full-service centers.

EVERCORE PARTNERS

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IV. Overview of Valuation
evercore partners

Overview of Valuation

Confidential

Summary Valuation Analysis

Method	Implied Share Price (Low)	Implied Share Price (High)
52-Week Intraday Trading Range	$32.53	$47.75
Public Company Trading Analysis		
9.0x - 11.0x 2008E TEV/EBITDA	$39.33	$48.05
20.0x - 25.0x 2008E P/E	$39.45	$49.31
1.0x - 1.5x 2008E P/E/G	$38.88	$58.32
Precedent Transactions Analysis		
1.5x - 2.0x LTM Q1 2008E TEV/Revenue	$43.55	$58.02
11.0x - 15.0x LTM Q1 2008E TEV/EBITDA	$42.66	$58.14
Present Value of Future Stock Price		
8.5x - 10.5x 2012E EBITDA multiple; 9.5%-11.5% Cost of Equity	$46.39	$60.92
19.0x - 24.0x 2012E P/E multiple; 9.5%-11.5% Cost of Equity	$46.55	$64.08
Discounted Cash Flow Analysis		
8.5x - 10.5x EBITDA exit multiple; 9.5%-11.5% WACC	$47.44	$61.78
Leveraged Buyout Analysis		
8.5x - 10.5x EBITDA exit multiple; 15.0% - 25.0% IRR; $775mm debt		
Indicative Terms - B2/B Rating	$40.24	$55.25
Maximum Flex - Less Than B2/B Rating	$39.84	$54.65


Current Price: $32.79
Offer Price: $48.25
$25.00
$30.00
$35.00
$40.00
$45.00
$50.00
$55.00
$60.00
$65.00
$70.00

Note: This summary of certain analyses is provided for illustrative purposes only, does not represent all of the analyses performed by Evercore and should be considered together with the information set forth elsewhere in this presentation.

Note: Valuation as of 03/31/08. Fully diluted shares outstanding calculated using the treasury method and based on shares outstanding as of 12/19/07 and current options outstanding as provided by Company management. Net debt (net cash) estimated as of 03/31/08 per Company management.

EVERCORE PARTNERS

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Overview of Valuation
Confidential
Analysis of Select Publicly Traded Companies ($ in millions, except per share data) % of Market Total Share Price 52-Week Equity Enserprise TEV / Sales TEV / EBITDA P/E P/E/G —— — Company 01/11/08 High Value Value 2007E 200BE 2007E 2008E 2007E 2008E 2007E 2008E —— —— —— —— —— —— — Swingset — Offer Proposal (IJ $48.25 101,0% 51,315 $1,318 1.7x LSx 12.8x ll.lx 28.Sx 24. 5x 1.4x 1.2x Swingset — Management Projections ‘"' 32.79 68.7% 883 891 1.1 1.0 8.6 7.5 19.4 16.6 1.0 0.8
Swingset — Research Estimates 32.79 68.7% 891 898 1.2 1.1 8.8 7.7 19.4 16.8 1.0 0.9
Prt-K-t 2 Mmoiit Centers — ABC Learning Centres S4.I10 55.2V., SI, 90 1 52,862 1.7x mx 8.5x 6.8x 11, 7x 9.7x 0.8x 0.6x Nobel I-carning Communities, Inc. 14.18 86.8% 152 156 0.8 0.7 8,6 7.8 19.2 18.3 1.0 0.9
-— -— -— -— -— —— — Mean l,2x l.Ox 8.5x 7.3x lS.4x 14.0x 0.9x O.Sx Median 1.2 1.0 8.5 7.3 15.4 14,0 0.9 0.8
—— -— -— -— -— —— — \-tir-Pmfil Colin,’! — ApoHo Group, Inc. $76.81 94.7% 513,038 512,348 4.3x 3.8x 16.0x 13.7x 29.4x 24.9x 2.0x I.7x ITT Bduasuonal Services, Inc. 80.55 C> !.1% 3,258 3,136 3.6 3.1 1 1.9 9,9 21.9 18.0 I.I 0.9
DeVry Inc. 5S.’i2 92.4% 4,018 3,774 3.8 3.4 23.8 18.5 43.0 30.0 2.f) 1.4
Career Education Corp. 20.08 34.7% 1,833 1,405 0.8 0.8 6.8 5.8 20.4 15,7 1.8 1.4
Siraycr Education Corp, 174.01 88.8% 2,556 2,394 7.5 6.3 22.0 18.5 39.2 33.2 2.2 1.8
Corinthian Colleges, Inc. 12.48 68.4% 1,059 1,085 1.1 1,0 11.5 8.7 33.2 23.2 1.5 I.I Capeila Education Company (56.38 88.1% i,182 1,057 4.7 3.8 26.6 20.7 51.2 40.2 1,9 1.5
Universal Technical institute 15.25 56.2% •S3! 355 1.0 1.0 8.4 8,2 23.1 23.3 1.7 1.7
Uncoln Educational Services Corporation 13.85 85.6% 369 379 1.1 !.! 10.2 8.0 29.9 20.2 1.8 1.2
-— -— -— —— -— —— — Mean 3.1x 2.7x 15.2x 12.4x 32.4x 2S.4x l,8x 1.4x Median 3,6 3.1 11.9 9.9 29.9 23.3 1.8 1.4
—— -— -— —— -— —— — Other Etittran’nn Smites — Washington Post $794.02 89.7%, 57,554 57,245 1.7x I.Gx 10.8x 9.6x 2fl.7x 22.8x 3.7x 3.2x Scholastic Corp. 32.75 81.9% 1,270 1,560 0.7 0.7 6.6 6.4 14.9 13,3 1.1 0.9
Blackboard Inc. 36.01 72.2% 1,093 1,043 4.4 3.7 19.8 15.2 41.0 32.8 1.7 1.4
School Specialty, Inc. 32.70 81. 1% 688 1,128 1.1 1.0 8.5 7.8 36,9 13.9 SJ 0.9
Renaissance Learning, Inc. 13.89 80,7% 403 394 3.7 3.5 29.0 18.3 60.4 34.7 NA NA The Princeton Review, Inc. <!) 8.14 75,4% 313 268 !,9 . 1.8 36.7 20.4 NM NM NA NA -— -— —— —— —— — — Mean 2.3x 2.1x 18.6* 13.0x 32.0x 23,5x 1.9x l.Gx Median 1.8 1.7 15.3 12.4 26.7 22.8 1.4 1.2
—— -— -— —— —— —— — Source: Company filings and 1IJES consensus estimates. Management Projections, as provided w prospective buyers, were pro vidcd by management of the Company. (1) Net debt (net cash) estimated as of 03/31/08 per Company management. (2) Fully diluted shares outstanding calculated iod and based on shares outstanding as of 1 2/ 1 9/07 and current options outstanding as provided by Company management. using the treasury met (3) On 07/23/07, The Princeton Review completed a S60 million Series C financing round led by Bain Capital Ventures and also announced a new CEO. In November 2007, the company named a new CFO Preferrec and COO. —
22
evercore partners

Overview of Valuation

Confidential

Analysis of Select Precedent Transactions

($ in millions)

Ann. Date	Target	Acquiror	TEV	TEV / LFQ Revenue	TEV / LFQ EBITDA
08/13/07	Leapfrog Day Nurseries Ltd [1]	Busy Bees Childcare Ltd	$63	0.7x	12.4x
06/28/07	Asquith Day Nurseries Ltd	Dawnay Day, Swordfish Investments	190	NA	NA
06/04/07	Laureate Education Inc	Doug Becker (CEO), KKR, Citigroup PE, SAC Capital	3,883	3.1	16.6
12/14/06	Busy Bees Childcare Ltd [2]	ABC Learning Centres Ltd	110	NA	NA
12/13/06	La Petite Academy Inc. [3]	ABC Learning Centres Ltd	330	0.8	10.2
09/25/06	Educate Inc [4]	Educate Management, Sterling Capital, Citigroup PE	534	1.5	10.7
09/05/06	College Coach, LLC	Bright Horizons Family Solutions	12	1.9	NA
08/08/06	Children's Courtyard LP [5]	Learning Care Group Inc	66	NA	6.1
07/07/06	Hutchisons Child Care Svsc Ltd	ABC Learning Centres Ltd	78	1.8	16.5
06/21/06	Concorde Career Colleges, Inc	Liberty Partners	97	1.0	12.6
03/15/06	Kids Campus Ltd	ABC Learning Centres Ltd	133	3.4	41.4
03/06/06	Education Management Corporation	Providence Equity, Goldman Sachs Capital	3,141	2.9	10.9
11/15/05	Learning Care Group Inc	ABC Learning Centres Ltd	176	0.8	16.1
06/28/05	ChildrenFirst Inc	Bright Horizons Family	50	1.6	NA
11/05/04	KinderCare Learning Ctr Inc	Knowledge Learning Corp	973	1.1	6.9
09/09/04	Child Care Centres Australia	ABC Learning Centres Ltd	53	2.0	17.7
09/09/04	Peppercorn Mgmt Grp Ltd	ABC Learning Centres Ltd	160	2.0	18.9
04/30/04	Leapfrog Day Nurseries	Nord Anglia Education PLC	107	2.7	16.6
03/26/03	Whitman Education Group, Inc	Career Education Corp	268	2.4	15.7
03/18/03	Ross University	DeVry	310	5.0	12.4
03/11/03	Sylvan Learning Systems K-12 Tutoring [6]	Apollo Management LP	288	1.3	8.5
03/04/03	Aramark Educational Resources [7]	Knowledge Learning Corp	265	0.6	5.0
04/27/98	CorporateFamily Solutions Inc	Bright Horizons Holdings Inc	118	1.4	38.4
03/30/98	Children's Discovery Centers	Knowledge Beginnings Inc	91	1.0	8.7
03/30/98	Jigsaw Day Nurseries Ltd	Jigsaw Management / 3i	50	4.3	NA
03/19/98	La Petite Academy (Vestar/LPA)	Chase Capital Partners	290	NA	NA

	Revenue	EBITDA
Mean	**2.0x**	**15.1x**
Median	**1.7**	**12.5**
Offer Price [8]	**1.7x**	**12.5x**

Source: Public filings, Wall Street research, press releases and other publicly available information.
(1) Based on 2009E EBITDA estimate per Company press release.
(2) Based on 2008E EBITDAR estimate per Company press release. LFQ revenue estimated from Company investor presentation.
(3) Based on 10Q of last reported quarter ending 04/08/06 and 10K of fiscal year ending 07/02/05.
(4) Based on 2007E EBITDA of $50 million per Company proxy statement (05/11/07); LFQ EBITDA of $26 million implies 20.5x multiple.
(5) Based on 2007E EBITDA estimate in Company press release.
(6) Based on average estimated transaction value of $275-$300 million.
(7) Includes $40 million assumed debt, which is subject to right of prepayment for $25 million within 12 months of closing.
(8) Based on latest trailing forecasted results through 1Q 2008E, as provided by Company management in the Management Projections.

EVERCORE PARTNERS

23

Overview of Valuation
Confidential
Present Value of Future Stock Price Analysis a
aa
Assumed 2Q12E EBITDA Multiple Assumed Cost of Equity 9.0x 9.5x 8,5x 10.5x lO.Ox
9.5% 350.55 $53.14 S55.74 $58.33 S60.92
10.0% 49.47 52.01 54.54 57.08 59.62
10.5% 48.41 50.90 53.38 55.86 58.35
11.0% 47.39 49.82 52.25 54.68 57.11
11.5% 46.39 48.77 51.14 53.52 55.90 —— —— —— —— —
Assumed 2012E P/E Multiple — Assumed Cost of Equity 19.Qx 2Q.3x —— —
21.5x 24.0x 22.8x
9.5% 550.73 354.06 $57.40 S60.74 $64.08
10.0% 49.64 52.91 56.17 59.44 62.70
10.5% 48.58 51.78 54.97 58.17 61.37
11.0% 47.55 50.68 53.81 56.94 60.07
11.5% 46.55 49.61 52.67 55.73 58.80 —— —— —— —— —
Source: Management Projections, as provided to prospective buyers, were provided hy management of the Company. Note: Vacation as of 03/31/08. evercore partners
24

Overview of Valuation
Confidential
Discounted Cash Flow Analysis
Terminal EBITDA Multiple 9.0x 10.5x 8.5x 9.5x lO.Ox Discount Rate
9,5% $51.41 $54.00 S56.60 S59.19 $61.78
10.0% 50,38 52,92 55.45 57.99 60.53
10.5% 49.38 51.86 54.34 56.82 59.31
11.0% 48.40 50.83 53.26 55.69 58.12
11.5% 47.44 49,82 52.20 54.58 56.96 —— —— —— —— —
Terminal EBITDA Multiple Discount Rate 9.0x 8.5x lO.Sx 9.5x lO.Ox
9.5% 2.8% 3.2% 3.5% 3.8% 4,0%
10.0% 3.3% 3.6% 4.0% 4.3% 4.5%
10.5% 3.8% 4.1% 4.4% 4,7% 5.0%
11.0% 4.2% 4.6% 4.9% 5.2% 5.4%
11.5% 4.7% 5.0% 5.3% 5.6% 5.9% —— —— —— —— —
Source: iManagemcnt Projections, as provided to prospective buyers, were provided by management of the Company. Note: Valuation as of 03/31/08. Fully diluted shares outstanding calculated using the treasury method and based on shares outstanding as of 12/19/07 and current options outstanding as provided b)’Company management. Net debt (net cash) estimated as of 03/31/08 per Company management. evercore partners
25

Overview of Valuation

Confidential

Discounted Cash Flow Sensitivity Analysis

YoY Revenue Growth


20.0%
15.0%
10.0%
5.0%
11.1%
10.1%
13.3%
13.1%
13.0%
13.0%
10.3%
10.1%
10.0%
10.0%
2007E (1)
2008E
2009E
2010E
2011E
2012E
Management Projections
Sensitivity Range

EBITDA Margin


16.0%
15.0%
14.0%
13.0%
12.0%
13.3%
13.9%
14.5%
15.0%
15.3%
15.6%
13.2%
13.7%
14.1%
14.3%
2007E
2008E
2009E
2010E
2011E
2012E
Management Projections
Sensitivity Range

Impact to Implied Share Price

EBITDA Margin Reduction	Revenue Growth Rate Reduction: 0 bps	75 bps	150 bps	225 bps	300 bps
0 bps	$0.00	($1.34)	($2.65)	($3.94)	($5.20)
25 bps	(0.95)	(2.26)	(3.55)	(4.82)	(6.06)
50 bps	(1.89)	(3.19)	(4.45)	(5.70)	(6.91)
75 bps	(2.84)	(4.11)	(5.35)	(6.58)	(7.77)
100 bps	(3.79)	(5.03)	(6.26)	(7.45)	(8.63)
125 bps	(4.74)	(5.96)	(7.16)	(8.33)	(9.49)

Note: Based on the midpoint of the range of the terminal multiple (9.5x 2012E EBITDA) and discount rate (10.5%).

Source: Management Projections, as provided to prospective buyers, were provided by management of the Company. Evercore discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections).

Note: The sensitivity analysis assumes depreciation and amortization, capital expenditures and working capital are based on a percentage of revenue as implied by the Management Projections.

(1) Includes partial year revenue from UAW contract and forecasted center closings.

EVERCORE PARTNERS

26

Overview of Valuation

Confidential

Leveraged Buyout Analysis – Sources and Uses

($ in millions, except per share data)

Proposed Indicative Financing

	Amount	LTM 1Q08 EBITDAE Leverage	Coupon Indicative	Coupon Max Flex	OID	Net Amount
Revolver	$0.0	--	L + 375		2.0%	$0.0
Term Loan	365.0	3.3x	L + 375	L + 550	2.0%	357.7
Mezzanine Debt	300.0	2.7	11.50%	12.36%		300.0
HoldCo PIK	110.0	1.0	13.00%	13.86%		110.0
Total Debt	$775.0	7.0x				$767.7

Sources of Funds

	Amount	% Total
Term Loan (net of OID)	$357.7	26.2%
Mezzanine Debt	300.0	21.9%
HoldCo PIK	110.0	8.0%
Sponsor Equity	599.1	43.8%
Total Sources	**$1,366.8**	**100.0%**

Proposed Offer Price

Share Price		$48.25
FD Shares (mm)		27.2
Equity Value		$1,314.7
Net Debt		3.0
Total Enterprise Value		$1,317.7
As a Multiple of:	2007E	2008E
Revenue	1.7x	1.5x
EBITDA	12.8	11.1
EBITDAE	12.2	10.6
EPS	28.5	24.5

Uses of Funds

Equity Purchase Price	$1,314.7
Refinance Existing Debt	9.9
Existing Cash	(6.9)
Financing Fees	20.5
Advisory Fees	28.6
Total Uses	**$1,366.8**

Source: Based on draft financing and other related documents received to date and, therefore, may be subject to change. Fully diluted shares outstanding calculated using the treasury method and based on shares outstanding as of 12/19/07 and current options outstanding as provided by Company management. Net debt (net cash) estimated as of 03/31/08 per Company management. Note that analysis excludes any sponsor fees paid or additional management incentive compensation.

EVERCORE PARTNERS

27

Overview of Valuation
Confidential
Leveraged Buyout Analysis Required Assumed Total Debt / Ql 2008E EBITDAE — IRR 6.5x 6.8x 7.0x 7.3x 7.5x
Required Assumed 2012E EBITDA Exit Multiple — IRH 8.5x 9.0x 9.5x lO.Ox 10.5x
~S.CONT15.0% $50.58 S50.86 $51.14 $51.42 S51.70
17,5% 48.03 48.38 48.72 49.07 49.42
20.0% 45.77 46.18 46.59 46.99 47.40
22.5% 43.77 44.23 44.69 45.15 45.61
25.0% 41.99 42.50 43.00 43.51 44.02 —— —— — —— —
15.0% 17.5% 20.0% 22.5% 25.0% S47.03 S49.09S5!.!4 553.19 S55.25 45.01 46.8748.72 50.58 52.43 43.23 44.91 46.5948.26 49.94 41.65 43.17 44.6946.21 47.73 40.23 41.62 43.00 44.39 45.77
Note; Assumes 9.5x 2012E EB1TDA exit multiple.
Note: Assumes leverage of 7.0x Toial Debt / Ql 200BB liBITDAE
Required Assumed Total Debt / Ql 2Q08E EBITDAE IRR 6.5x 6.8x 7.0x 7.3x 7.5x
Required Assumed 2012E EBITDA Exit Multiple
IRR 8.5x 9.0x 9.5x lO.Ox lO.Sx
15.0% 550.04 S50.29 $50.54 S50.80 $51,05
17.5% 47.54 47.86 48.18 48.51 48.83
20.0% 45.33 45.71 46.10 46.48 46.87
22.5% 43.37 43.81 44.25 44.69 45.13
25.0% 41.62 42.11 42.60 43.09 43.58 —— —— — —— —
15.0% 546.43 548.49 S50.54 552.60 S54.65
17.5% 44.48 46.33 48.18 50.04 51.89
20.0% 42.74 44.42 46.10 47.78 49.45
22.5% 41.20 42.73 44.25 45.77 47.29
25.0% 39.84 41.22 42.60 43.98 45.37 —— —— — —— —
Nnte: Assumes 9.5x 2012E EBiTDA exit multiple.
Note: Assumes leverage of 7.0x Told Debt / Ql 2008E EB1TDAR.
Source; Management Projections, as provided to prospective buyers, were provided by management of the Company. Bused on draft financing and other related documents received to date and, therefore, may be subject to change. Noie: Valuation as of 03/31/08. Fully diluted shares outstanding calculated using the treasury method and based on snares outstanding as of 12/J9/07 and current options outstanding as provided by Company management. Net debt (net cash} estimated as of 03/31 /08 per Company management. !.everage assumed to remain proportion:)! between term loan, mezzanine debt and Holdco PIK, (1) Based on indicative financing terms per GS proposal. (2) Assumes interest rate on Senior Debt increases the maximum 175 bps per GS proposal {125 bp.s market flex plus 50 bps Ratings Condition flex). evercore partners
28

2

Overview of Valuation
Confidential
Analysis of Premiums Paid
Premium Paid Premium Paid
Number of Transactions 1 Day Prior \ Week Prior 1 Month Prior Number of Transactions I Day Prior I Week Prior 1 Month Prior — — — —— —— — 77 77 77 23 23 23 Mean 24.0% 25.3% 28.7% Mean 18.9% 21.3% 23-5% Median 21.3% 23.0% 26.4% Median 19.4% 20.3% 20.5% High Low 101.6% (9.5%) 88.4% (8.0%) 133.4% (10.5%) High Low 49.3% (1,3%) 66.4% (6.8%) 87.3% (10.5%) —— — —— — —— — —— —
j Proposed Offer 47.1% 39.0% 29.1% : 1 1 Proposed Offer 47.1% 39.0% 29.1% | —— — —— — —— — —— —
Source: SDC Database and FactSet, evercore partners
29

3

evercore partners

evercore partners

Other Information
Confidential
Summary Management Projections ($ in millions) 2007E 2008E 2009E 2010E 2011E 2012E CAGR —— — —— —— —— — — bhsc Center $761.5 S807.0 $847.9 S877.6 $900.6 $923.4 3.9% New Center 0.0 25.9 89.4 176.7 286.0 414.1 NA College Co;ich 6.9 8.6 10.8 13.5 16.8 21.1 25.0% BUCA 5.6 9.0 13.4 18.8 23.5 27.0 37.0% Memberships 1.5 3.1 4.7 6.4 8.1 9.9 46.0% Management Adjustments (0.4) (0.6) 0.0 0.0 0.0 0.0 NA —— — -— -— -— — — Total Revenue S775.1 $853,0 S966.3 51,092.9 31,235.0 $1,395.5 12.5% % Growth 10,1% 13.3% 13.1% 13.0% 13.0% EB1TDA S103.2 S118.8 $140.2 S164.1 $189.3 $217.4 16.1% % Margin 13.)% 13.9% 14.5% 15.0% 15.3% If. 6% % Grmt’lb 15.0% 18.1% 17.0% 15.)% 14.!)% EBITDAE S107.9 S123.8 SI 46.0 $170.1 $195.5 S223.9 15,7% % Margin 13.9% 14.5% 15.1% 15.6% 15.8% 16.0% % Groa’tli 14.6% 18.0% 16.5% 14.9% 14.5% EDIT S79.5 392,2 $111.7 SI 31. 9 $154.4 $179.8 17.7% % Margin /0J% 10.8% 11.6% 72./% 12.5% 12.9% % Graa’th 16.1% 21.1% 18.1% 17.0% 16.4% Net Income S45.5 $53.5 S66.4 $79,6 S94.6 $112.0 19.7% % Margin 5.9% 6.3% 6.9% 7.3% 7.7% 8.0% % Growth 17.5% 24.1% 20.0% 1S.9% 183% Capital 37.5 34.0 38.6 50,6 45.0 47.4
Acquisitions 20.3 24.5 21.5 24.0 28.3 36.4
—— — —— —— —— — Capital Expenditures S57.8 S58.5 S60.1 $74.6 $73,3 $83.7
% of Sales 7.5% 6.9% 6.2% 6.8% 5.?% 6.0% Change in WC 4.9 6.9 6.7 7.3 7.8 8.6
% o/JWftf ftrJ% 0.5% 0.7% 0.7% 0.6% 0.6% Debt 21.9 0.0 0.0 0.0 0.0 0.0
Cash 5.0 16.5 65.0 116.9 188.9 271.8
-— — —— —— —— — Net Debt (Net Cash) 16.9 (16.5) (65.0) (116.9) (188.9) (271.8)
Source: Company management, as provided in prospective buyers. —
evercore partners
32

Other Information
Confidential
Equity Research Analyst Financial Projections ($ in millions) 2G08E 2009E 2010E 2007E 2008E 2009E 2010E 2011E 2012E 2007 E 2011E 2012E — — — Revenue EBITDA BofA (12/04/07) S775.5 S84S.O S932.5 BofA (12/04/07) SI SI 19.4 SI 39.4 03.2 Stifcl (tO/29/07) 775.-! S53.9 - Stifcl (10/29/07) 113,i .... 99.fi Biiird (10/26/07) 77-1.8 852.0 951.9 Haird (10/26/07) 116.0 - 102.3 Signal Hill (10/20/07) 770.2 853.4 943.7 Signal Hill (10/26/07) 119.2 133.1 1(13.7 Thinkliqiiity ( 10/26/07) 775.2 855.2 .... Thmldkjuiiy (10/26/07) I01.fi 112.2 - SunTrust (10/26/07) 77-S.9 870.0 - SunTrust (i 0/20/07) l^chman (08/OB/07) [17]> 773.6 841.0 934.5 Lehman (08/08/07) ra !!8.6 135.2 151.6 1,027.0 1,124,2 1,225.5 105.5 109.2 188.0 — — — Mean $775.1 S8S2.9 S941.4 51,027.0 Mean $116.4 S135.9 $151.6 51,124.2 51,225.5 5102.6 5169,2 SI88.0 Median 77S.2 853.4 939.-1 1,027.0 Median 5117.3 5135.2 S151.6 1,124.2 1,225,5 $102.7 $169.2 $188.0 — — — I/B/E/S S77S.3 S851.2 S941.3 I/B/E/S S117.1 S134.0 5103.9 Management Projections 5775.1 S8S3.0 S966.3 51,092.9 $1,235.0 Management Projections S103.2 5118.8 S140.2 5164.1 51,395.5 5189.3 S217.4 2007E 2008E 2009E 2010E 20I1E 2012E 2007E 2008E 2009E 2010E 201 IE 2012E — — — Revenue Growth Raics Capital Expenditures"[1] —
BofA (12/04/07) 9.0% 10.3% BofA (12/04/07) S42.3 S46.6 S53.5 Stifcl (10/29/07) 10.1% Stifel (10/29/07) 27.3 -
31,0
Baird (10/26/07) 10.0% 12.1% Baird{ 10/26/07) 38.5 ....
32.0
Signal Hill (10/26/07) 9.9% 10.6% Signal Hill (10/26/07) Thinfcl-quity (SO/26/07) 10.3% ... - ThinkEi|uhy (10/26/07) SunTrus: (10/26/07) 12.3% - SunTrust (10/26/07) Lehman (08/08/07) (2) 8.7% 11.1% 9.9% Lehman (OB/08/07) l!l 29.4 32.7 35.9
9.5% 9.0% 27. J 39.3 42.9
— — —
Mean 10.0% 11.0% 9.9% Mean S34.4 $39.7 S35.9 9.5% 9.0% Median 10.0% S35.9 Median $39.3 S42.9 34.0 39.7
10.9% 9.9% 9,5% 9.0% 31.5 35.9 39.3
42.9
— — —
I/B/E/S 9.8% 10.6% I/B/E/S Management Projections 10.1% 13.3% 13,1% Management Projections $57.8 S58.S $60.1 574.6
13.0% 13,0% 573.3 583.7
Source: Wall Sircet research. Management Projections, as provided to prospective buyers, were provided by management of the Company. (1) Equity research analysts did not forecast acquisition expenditures. Capita] expenditures projections provided by management in the Management Projections include acquisitions. (2) i^chman Brothers has since discontinued coverage pending analyst change. —
33

evercore partners Other Information
Confidential
Research Analyst Summary Price Targets Firm Analyst Premium / (Discount) to — — Target Current Date Recommendation Price Offer Share Price Price — — Matrix USA Drmiel Scalzi 12/28/07 Sell NA NA NA BMO Capita! Markets Jeffrey Siiber 12/10/07 Market Perform $40.00 22.0% (17.1%) Bank of America Kevin Dohcrty 12/04/07 Neutral 40.00 22.0% (17.1%) Stifel Nicolaus Robert L. Craig 10/26/07 Hold NA NA NA Robert W. Baird Amy W. Junker 10/26/07 Neutral 41.00 25.0% (15.0%) Signal Hill Capital Group Trace Urdan 10/26/07 Buy NA NA NA ThinkEquity Partners LLC Nate Swanson 10/26/07 Accumulate 41.00 25.0% (15,0%) SunTrust Robinson Humphrey Mark Hughes Firms “On Hold” 10/25/07 Buy 57.00 73.8% 18.1% Ptndiw Aittihst C.haiive — — Mean $43.80 (9.2%) (15.0%) 33.6% Median $41.00
25.0% — — Current Share Price (01/11/08) $32.79 \ — Offer Price $48.25 | — Lehman Anthers Michael l^asser 07/30/07 On Hold $41.00 25.0% (15,0%) Credit S/iisse Brandon Dobcll 04/30/07 OitHoM 43.00 31.}% (10.9%) Source: Wall Street research. —
evercore partners
34

Other Information

Confidential

Research Analyst Commentary – 3Q07 Earnings Announcement

Bank of America **Kevin C. Doherty** **(12/04/07)**	"We believe the preannouncement of third quarter results was a serious jolt to investors, as a record 2 million shares traded on October 18 (or 20 times the prior daily moving average) and pushed the stock down nearly 17%…The company needs to regain investor confidence and demonstrate that it can return the business to its targeted topline growth of 13-14%. Visibility into existing operations appears to have diminished as the company scales, while timing of new center openings remains dependent on pace of the customers. We expect valuation to remain depressed as third quarter operational challenges linger into 2008, while the UAW/Ford roll-off remains a headwind until the anniversary in the second quarter 2008."
Robert W. Baird **Amy W. Junker** **(10/26/07)**	"We are maintaining our Neutral rating based on the carryover effect of underperforming centers, margin deterioration, and lack of visibility into long-term growth rates." "… Underperformance at 35 community P&L centers negatively impacted 3Q07 results. While we have confidence that management will resolve the issues, the underperformance will diminish results for the next several quarters." "…Operating margin declined 60 basis points year on year and the operating margin for 2007 is expected to be flat year on year. This represented the first quarter of margin deterioration in over 10 years." "…We are waiting for evidence that the company's growth rates have stabilized. The revenue guidance for 2007 and 2008 indicates that growth is expected to decelerate in 2008 for the fifth consecutive year. The 10% revenue growth in 2008 would be the lowest in the last ten years."
ThinkEquity Partners LLC **Nate Swanson** **(10/26/07)**	"The inability to adjust staffing levels at the 35 centers negatively impacted the gross margin, which was 100 basis points below our expectations. While management has initiatives in place to rejuvenate enrollment growth (through marketing support) and implement more efficient staffing patterns, we believe it could take six to nine months for the company to weather the impact. As such, management lowered its FY07 EPS guidance to $1.68-$1.70 from $1.77-$1.80." "Q3 is typically a tough enrollment period due to a portion of enrollments that must be back-filled as children leave Swingset centers and move into preschool. An under-estimation of how quickly the company could back-fill enrollments, as well as underperformance at a select group of centers in Colorado, drove the shortfall vs. our expectations. It is important to note that the enrollment impact at the 35 centers was not related to the economy, or any specific company or industry, except for the Colorado-based centers (acquired in 2005 and 2006)."
Stifel Nicolaus **Robert L. Craig** **(10/18/07)**	"This is the first pre-announcement we can recall from this company whose business tends to be very stable and predictable given long duration contracts, high client retention and client/end market and geographic diversity. The gradual business mix transition to higher margin, but higher risk P&L centers, which now represent 65% of the total (and within that, consortium centers which comprise about 25% of full service locations), does increase enrollment risk and may modestly increase the company's exposure to economic influences including consumer pressures."

Source: Wall Street research.

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Research Analyst Commentary — General
“We are encouraged the company has been able to maintain its wage-price parity of 4% — 5% tuition increases and 3% — 4% wage increases, an important factor in maintaining margin expansion. In addition, we continue to believe Swingset should improve operating performance characteristics through its consortium center model given the potential gross margin contribution these centers can have. However, losses generated from ramping centers continue to drag on margins and should do so through the remainder of 2007. We would become more positive on the company’s potential when we begin to see evidence of increased contribution from consortium centers.”
“Swingset’s shares have been range bound over the past six months, mostly due to the uncertainty of the company’s top-line growth outlook and the overhang of the UAW situation. We believe the key to Swingset’s longer-term price appreciation is evidence that the company can sustain a healthy rate of new center additions for the foreseeable future.”
“We believe the corporate daycare market is attractive because of its consistent demand and the opportunity For margin expansion during economic slowdowns, when daycare worker wages lag price increases. Swingset may fail to achieve this target multiple if its new centers are more costly to ramp up than expected or if the company is unable to successfully integrate the acquisition of a competing daycare provider.”
“We believe Swingset will enjoy continued margin expansion from several sources: Organic growth of existing centers (higher utilization), acquisitions, transition of management contracts, maturity of international centers, pricing power versus labor costs, and the increasing contributions of die backup center business. Nonetheless, die stock’s performance may be constrained by moderating revenue growth as well as newly moderating gross margin expansion and EPS outperformance.” “Long term we see positive opportunities for the remaining pieces of Swingset’s business as the new center pipeline is solid (60+ centers) and the average center size ramps up (especially in International) as weli as ramping contributions from back-up care centers and College Coach. We remain a bit puzzled as to the size of the opportunity relative to the size of Swingset’s sales and execution groups, particularly as we believe existing customers should be a market opportunity ripe for the picking. That said, we also recognize hiring an additional 5-10 salespeople globally would create a sizable headwind for operating margins, one that management might not be willing to make given the current revenue growth profile,” Source: Wall Strccl research. evercore part